Exhibit 10.9

                              EMPLOYMENT AGREEMENT

     Employment Agreement (the "Agreement"), dated as hereinafter indicated to be effective on November 12, 2000 (the "Effective Date"), by and between e-dentist.com, Inc., a Delaware corporation (the "Company"), and James M. Powers, Jr. ("Employee").

     WHEREAS, the parties hereto had entered into that certain Employment Agreement, dated November 13, 1998 among the Company and Employee (the "Prior Agreement"); and,

     WHEREAS, the Company and Employee wish to continue the employment of Employee on the terms and conditions described herein with this Agreement superceding and wholly replacing the Prior Agreement in its entirety;

     NOW THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

     SECTION 1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

     SECTION 2. DUTIES. Employee shall serve as the President, Chief Executive Officer and Chairman of the Board of the Company (the "Position"). Employee's duties and powers shall be those consistent with the office of President and the Company's Bylaws, as established and amended from time to time by the Board of Directors (the "Board"). Employee agrees to devote his full time and best efforts to the performance of his duties to the Company. All of the Employee's powers and authorities shall be subject to the reasonable direction and control of the Company's Board of Directors. Employee acknowledges that the executive offices of the Company will be located in Phoenix, Arizona and he shall perform his duties under this Agreement from such executive offices.

     SECTION 3. TERM. Except as otherwise provided in Section 6 hereof, the term of this Agreement shall be for two (2) years ("Term"), commencing on the date hereof (the "Commencement Date"). Unless earlier terminated as provided for herein, this Agreement shall automatically extend on each annual anniversary of the Effective Date by adding one (1) year to the Term from year to year until terminated.

     SECTION 4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

          (a) BASE SALARY. Commencing on January 1, 2001, Employee shall be entitled to receive a base salary of $225,000 per annum or as increased from time to time by the Board of Directors of the Company or the Compensation Committee of the Board of Directors ("Compensation Committee").

          (b) BONUS. Commencing with the fiscal year beginning April 1, 2000 and continuing from year to year until this Agreement is terminated, Employee shall be eligible to receive a bonus each year during the term of this

     Agreement in accordance with the Management Incentive Compensation Plan as amended from time to time, a copy of which is attached as Exhibit "A". Such bonus shall be payable by the Company to Employee as provided for in the Management Incentive Compensation Plan.

          (c) BENEFITS. The Company shall grant Employee options to purchase shares of the Company's Common Stock in such amounts, with such vesting and at such prices as determined by the Compensation Committee of the Board or the Board itself.

          In addition, during the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate committee of the Board of Directors of the Company with respect to programs calling for such approvals or grants. Additionally, Employee shall be entitled to medical insurance, dental insurance, life insurance and other benefits as are generally made available to the executive employees of the Company. Company has the right to purchase life insurance with a face value up to $5 Million and with Company as owner and beneficiary. Employee shall be entitled to reimbursement of any out of pocket costs associated with an annual physical exam administered by a physician mutually agreed upon by Employee and Company. Employee will provide to Company a comfort letter from a physician indicating that Employee is physically fit to perform the task and duties required herein. Employee shall be entitled to three (3) weeks vacation and such other days for personal use as reasonably determined by the Company.

     SECTION 5. EXPENSES; AUTOMOBILE. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates, mobile telephone and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations, approval and reporting requirements with respect to such expenses as the Company may establish from time to time.

     The Company shall provide Employee with a suitable automobile for business use, or at the Company's option, Company shall provide Employee with an automobile allowance and Company shall pay all costs and expenses reasonably incurred by Employee in connection with the business use thereof; provided that the cost to Company for such automobile costs and expenses shall not exceed $750 per month.

     SECTION 6. TERMINATION. Employee's employment hereunder will commence on the Commencement Date and continue until the end of the Term, except that the employment of Employee hereunder will terminate upon the occurrence of the following events:

          (a) DEATH OR DISABILITY. Employee's employment will terminate immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the company on a full-time basis for 120 consecutive business days and Employee shall not reasonably be expected to be able to resume his duties within 60 days of the end of such 120 day period. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof or for expenses incurred in the performance of his duties hereunder prior to termination.

          (b) FOR CAUSE. The Company may terminate the Employee's employment for "Cause" immediately upon written notice by the Company to Employee. For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company; or (iii) Employee has been convicted of a felony. In the event of the termination of this Agreement pursuant to this Section, Employee will not be entitled to any severance or further consideration, except for any portion of the base salary accrued but unpaid from the last monthly payment date to the date of Termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

          (c) BY COMPANY WITHOUT CAUSE. The Company may terminate this Agreement during the Term at any time for any reason without cause. It shall be deemed a termination without cause if Company changes the Position of Employee without Employee's prior written consent. In the event of the termination of this Agreement pursuant to this subsection, the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance pay in the amount determined by multiplying Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment by twelve (12) months (the "Severance Amount"). The Company will also pay Employee the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. The Company will pay the Severance Amount provided for in this subsection (other than in the foregoing sentence) in a lump sum amount concurrent with Employee's termination of employment. The Company will not be entitled to offset or mitigate the amount due under this subsection by any other amounts payable to Employee, including amounts payable or paid to Employee by third parties for Employee's services after the date of termination, except as provided for otherwise in Section 10(b) hereinafter.

          (d) CHANGE OF CONTROL. Notwithstanding anything to the contrary contained in this Section 6, in the event Employee's employment with the Company terminates for any reason (other than death or disability) within the twelve (12) month period following a Change of Control (as defined hereafter), then the Company will pay Employee a lump sum payment (the "Termination Payment") in cash equal to the amount of the Severance Amount; plus, the amount of Employee's base salary accrued but unpaid and any expense reimbursement for expenses incurred in the performance of the duties described herein prior to the termination date. A "Change of Control" shall be deemed to have occurred: (i) when in a single transaction or a series of transactions a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of
     Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act of securities of the Company) in a single transaction or a series of transactions representing 33% or more of the combined voting power of the Company's then outstanding securities; or
     (iii) sale of substantially all of the assets of the Company in a single transaction or a series of transactions; or (iv) removal by the Board of Employee from the Position or title identified herein without Employee's prior written consent; provided that a Change in Control will not be deemed to have occurred for purposes of clauses (i) and (ii) hereof with respect to any person meeting the requirements of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. The Company shall pay the Termination Payment to Employee upon written notice by Employee. The Termination Payment due under this Section will not be affected by the manner in which Employee's employment is terminated and accordingly will be whether the Change of Control occur after termination of this Agreement and whether Employee's termination of employment is voluntary, involuntary, for cause, or without cause.

     SECTION 7. EFFECT OF TERMINATION ON OPTIONS. The Employee has been granted options to purchase shares of the Company's Common Stock pursuant to the terms of a Stock Option Agreement the form of which is attached as Exhibit "B", and may continue to be granted such options from time to time. If Employee is terminated "for cause" under Section 6(b) above, then the effect of the termination of the Employee's employment on such options shall be determined by the terms of the option plan under which the options are issued and the option agreement related to such options. Notwithstanding anything to the contrary herein or in any option agreement, in the event of: (a) a Change of Control, or
(b) termination of this Agreement for any reason (except if "for cause" under Section 6(b)), then the Options issued and outstanding to Employee shall immediately vest (100%), and the Employee may exercise his options at any time during the original term of the option agreement (as defined therein), and such termination of this Agreement shall not cause termination or expiration of the options.

     SECTION 8. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (herein called "Confidential Information") are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after the term of his employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the Event of the termination of his employment, whether voluntary or involuntary, and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

     SECTION 9. NONCOMPETITION. Until one year after termination of Employee's employment with the Company for any reason, whether voluntary or involuntary, Employee will not: (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which are directly competitive with the Company and which were either conducted by the Company at the time of Employee's termination or "Proposed to be Conducted" (as defined herein) by the Company at the time of such termination (the "Designated Industry"); (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee or, (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's non-competition obligations hereunder will not preclude Employee from
(i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer, director, stockholder or employee of an entity engaged in the healthcare industry whose business operations are not competitive with those of the Company. "Proposed to be Conducted," as used herein, shall mean those business activities which are the subject of a formal, written business plan approved by the Board of Directors prior to termination of Employee's employment and which the Company takes material action to implement within 12 months of the termination of Employee's employment. Employee will continue to be bound by the provisions of this Section 9 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 will be considered divisible and will become and be immediately amended to only such area, duration, scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 9 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

     SECTION 10. GENERAL.

          (a) NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 10(a):

     If to the Company, to:                     With a copy to:

     e-dentist.com, Inc.                        Jackson Walker, L.L.P.
     2999 N. 44th Street, Suite 650             901 Main Street, Suite 6000
     Phoenix, Arizona 85018                     Dallas, Texas 75202
     Attn: CHIEF EXECUTIVE OFFICER              Attn: James S. Ryan, III
     Fax No.: (602) 952-0544                    Fax No. (214) 953-5822

     If to Employee, to:
     James M. Powers, Jr.
     6331 E. Vista Drive
     Paradise Valley, AZ  85253

          (b) WITHHOLDING AND OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

          (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of the Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including specifically the obligations arising under
     Sections: 6, 7, 8 and 9.

          (e) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (f)   COUNTERPARTS.   This  Agreement  may  be  executed  in  multiple
     counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

          (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

          (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

          (i) BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

          (j) ENTIRE AGREEMENT. Except as provided in the benefit plans and programs referenced herein, this Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (k) GOVERNING LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties hereto.

     SECTION 11. BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

     EXECUTED as of the date and year first written above.


                                        E-DENTIST.COM, INC.


                                        By: /s/ Charles Sanders
                                            ------------------------------------

                                            Its: Sr. VP, COO & CFO
                                                 -------------------------------


                                        EMPLOYEE:


                                        /s/ James Powers
                                        ----------------------------------------
                                        James M. Powers, Jr.

                                        Date: February 8, 2001
                                              ----------------------------------

                                   Exhibit "A"

             Current Form of Management Incentive Compensation Plan

                               E-DENTIST.COM, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

The e-dentist.com, Inc. ("e-dentist") Management Incentive Compensation Plan (the "Plan") is designed to offer incentive compensation to key employees ("Associates") by rewarding the achievement of corporate goals, specifically measured individual goals that are consistent with and support the overall corporate goals. The Management Incentive Compensation Plan will create an environment which will focus key Associates on the achievement of objectives. Since cooperation between departments and Associates will be required to achieve corporate objectives which will represent a significant portion of the Compensation Plan, the Plan should help foster improved teamwork and a more cohesive management team. The Company reserves the right to revise or discontinue the Plan at any time. Key Associates (as hereinafter defined) who may be eligible to participate in the plan shall be selected at the sole discretion of the Company.

                               PURPOSE OF THE PLAN

The E-dentist Management Incentive Compensation Plan (the "Plan") is designed to:

     >> Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value
     >>   Reward those individuals who significantly impact corporate results
     >>   Encourage increased teamwork among all disciplines within the Company
     >> Incorporate an incentive program in E-dentist's overall compensation program to help attract and retain key Associates

                                 PLAN GOVERNANCE

The Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO will be responsible for administration of the Plan. The Compensation Committee will be responsible for approving any incentive awards to the President and CEO.

                      CORPORATE AND INDIVIDUAL PERFORMANCE

Prior to the beginning of the Plan year, the President and CEO will present to the Board a list of overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives which will be approved by the responsible Vice President and by the President and CEO.

The Plan will call for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

The relative weight between corporate and individual performance factors will vary based on levels within the organization. The weighing will be reviewed annually and be adjusted as necessary or appropriate. The weighing for the year 2000 will be as follows:

                                                 CORPORATE            INDIVIDUAL
                                                 ---------            ----------
President and CEO                                   100%

Senior Vice Presidents/Officers                      75%                  25%

Vice Presidents/Directors &
  Corporate Controller                               50%                  50%

Practice Administrators/Managers/
  Practice Advisors/Practice
  Consultants (employed)                             50%                  50%

                            TARGET AWARDS MULTIPLIER

Incentive awards will be determined by applying an "achievement multiplier" to the base salary of Associates in the Plan. The following target award multipliers will be used in implementing the Plan:

POSITION                                               TARGET AWARD MULTIPLIER
--------                                               -----------------------
President and CEO                                                35%

Senior Vice Presidents/Officers                                  25%

Vice Presidents/Directors &
  Corporate Controller                                           15%

Practice Administrators/Managers/
  Practice Advisors/Practice
  Consultants (employed)                                         10%

The target award multiplier will be used to establish the target cash award at the beginning of each year. The target award multiplier will be equal to the actual award multiplier used at year-end in situations where corporate and individual objectives have been met for the year.

                             PERFORMANCE MEASUREMENT

The following scale will be used to determine the actual award multiplier based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award. The same payment multiplier for the corporate component of each participant's annual award shall be used for all Plan participants in any given year.

     Performance Category                                       Award Multiplier
     --------------------                                       ----------------
1.   Performance for the year met or exceeded objectives or
     was excellent in view of prevailing conditions                   100%

2.   Performance generally met the year's objectives or was
     very acceptable in view of prevailing conditions                  75%

3.   Performance for the year met some but not all objectives          25%

4.   Performance for the year was not acceptable in view of
     prevailing conditions                                              0%

                              CALCULATION OF AWARD

Example I shows a sample cash award calculation under the Plan. First, a total target award is calculated by multiplying the Associates base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.

At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate actual corporate performance awards for all Plan participants. This is done by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual's performance against objectives, is used in the same way to calculate the actual individual performance award.

EXAMPLE 1: CASH AWARD CALCULATION

     Position                                Vice President
     Base salary                             $100,000
     Year 2000 target award multiplier       15%
     Year 2000 target award                  $15,000
     Target award components (based on performance factor mix)
       Target award based on Corporate performance (50%)         7,500
       Target award based on Individual performance (50%)        7,500

ACTUAL YEAR 2000 CASH AWARD CALCULATION:

Assumed payment multipliers based on assessment of Corporate and Individual performance:
     Corporate multiplier     75% - performance generally met year's objectives
     Individual multiplier    100% - performance generally exceeded objectives

Year 2000  Cash Award:
     Corporate component      $5,625    ($7,500 X 75%)
     Individual component     $7,500    ($7,500 X 100%)

     Total 2000 Cash Award    $13,125

                              PAYMENT OF THE AWARD

Annual performance reviews will be completed by May 15th and payment of Awards will be made after receipt of the Company's audited financial statements and after review and approval by the President and CEO and the Compensation Committee of the Board of Directors.

                                   Exhibit "B"

                         Form of Stock Option Agreement

                               E-DENTIST.COM, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

     This Incentive Stock Option Agreement (the "Agreement") is entered into between e-dentist.com, Inc. ("e-dentist"), a Delaware corporation (the "Company"), and __________________________(the "Optionee") as of
______________________ (the "Effective Date"). In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

     1. GRANT OF OPTION. Under the terms and conditions of the Company's 1997 Stock Compensation Plan, as amended (the "Plan"), the terms of which are incorporated herein by reference, the Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of ____________ (________) shares of the Company's Common Stock, par value $.001 per share, at an exercise price of _______________ ($________) per share (the "Purchase Price"). The Option is granted as of _________________________ (the "Date of Grant").

     2. CHARACTER OF OPTION. [The Option is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").] [Delete Prior and Insert Language for Non-Qualified Option: This Option is a non-qualified stock option and is therefore not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").]

     3. TERM. The Option will expire on the day prior to the tenth anniversary of the Date of Grant, or such earlier date as may be provided in (i) Section
1.16 of the Plan regarding Employee (as defined in the Plan) termination or (ii)
Section 11 below.

     4. VESTING. Subject to the provisions of Section 1.12 and Section 1.16 of the Plan, the Option may be exercised according to the following schedule:

     [Example Only: Beginning on _____________, _____ percent (_____%) shall vest on the first day of each month, from month to month, until fully vested.]

     The unexercised portion of the Option from one period may be carried over to a subsequent period or periods, and the right of the Optionee to exercise the Option as to such unexercised portion shall continue for the entire term. Upon exercise the actual number of shares purchased shall be rounded to the nearest whole share.

     5. PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof shall be effected by the giving of written notice to the Company by the Optionee in accordance with Section 1.13 of the Plan and payment of the Purchase Price for the shares to be acquired pursuant to the exercise.

     6. PAYMENT OF PURCHASE PRICE. Payment of the Purchase Price for any shares purchased pursuant to the Option shall be in accordance with the provisions of
Section 1.11(b) of the Plan.

     7. TRANSFER OF OPTIONS. This option is not assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee may only by exercised by the Optionee or his legally authorized representative.

     8. ACCEPTANCE OF THE PLAN. The Option is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein. The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

     9. AMENDMENT. This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

     10. MISCELLANEOUS. This Agreement will be construed and enforced in accordance with the laws of the State of Arizona and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guarantor or other legal representative of the Optionee.

     11.  RIGHTS OF OPTIONEE UPON  TERMINATION  OF  EMPLOYMENT.  In the event an
Optionee ceases to serve as an Employee by reason of death, retirement, permanent disability, termination for cause, or resignation by the Optionee (as hereinafter defined), then the Options may be exercised as follows:

          (a) DEATH. If the Optionee dies while serving as an Employee or within three (3) months after ceasing to become an Employee, the Option shall become fully vested and exercisable during the period beginning with the date of the Employee's death and ending twelve (12) months thereafter, unless by its terms it expires sooner. During such period, the Option may be fully exercised, to the extent that it remains unexercised on the date of death, by the Optionee's personal representative or by the distributees to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution.

          (b) RETIREMENT. If the Optionee ceases to serve as an Employee as a result of retirement, then (i) the Company's Compensation Committee shall have the ability to accelerate the vesting of the Option, in its sole discretion, or (ii) the Option shall be exercisable (to the extent exercisable and vested on the effective date of such Retirement or, if the vesting of such Option has been accelerated, to the extent exercisable following such acceleration) at any time during the period beginning with the effective date of the retirement and ending three (3) months thereafter, unless by its terms it expires sooner.

          (c) DISABILITY. If the Optionee ceases to serve as an Employee as a result of permanent disability (as defined in the Plan or the Employee's employment agreement), the Option shall become fully vested and exercisable during the period beginning with the date Employee is determined to be permanently disabled and ending twelve (12) months thereafter, unless by its terms it expires sooner.

          (d) CAUSE. If the Optionee ceases to be employed by the Company because the Optionee's relationship with the Company is terminated by the Company for cause (as defined in the employment agreement), the Option shall be exercisable (to the extent exercisable and vested on the effective date of such termination) during the period beginning with the date of such termination and ending three (3) months thereafter, unless by its term the Option expires earlier. If any facts that would constitute Cause for termination of an Optionee are discovered after the Optionee's relationship with the Company has ended, the Options may be immediately terminated by the Company's Compensation Committee. Notwithstanding the foregoing, if an Optionee is employed pursuant to a written employment agreement with the Company, the Optionee's relationship with the Company shall be deemed terminated for Cause for the purposes of this Agreement only if the Optionee is considered under the circumstances to have been terminated "for cause" for purposes of such written agreement or the Optionee voluntarily ceases to be an employee in breach of such Optionee's employment agreement with the Company.

          (e) VOLUNTARY BREACH. If the Optionee ceases to be an Employee voluntarily by resignation or in breach of the Optionee's employment agreement, the Options shall automatically expire on the date of such termination of the employment relationship.

          (f) WITHOUT CAUSE. If the Optionee is terminated as an Employee Without Cause, the Option shall be exercisable (to the extent exercisable and vested on the effective date of such termination) at any time within three (3) months after the effective date of such termination, unless by its term the Option expires earlier. Without Cause shall be defined as termination for any reason other than for Cause.

                         [Signatures on following page.]

     Executed as of the 28th day of September, 2000.


                                        E-DENTIST.COM, INC.


                                        By:
                                            ------------------------------------
                                            James M. Powers,
                                            President


                                        ACKNOWLEDGED AND AGREED:
                                        THE OPTIONEE:


                                        ----------------------------------------


                                        ----------------------------------------
                                        Optionee's Social Security Number